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                                                                    Exhibit 4.20

                         EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement ("Agreement") is entered into in Chennai India on 20th February, 2002 between:

1. Satyam Infoway Limited ("Sify") a company incorporated in India and having its principal office at Tidel Park 2nd floor, 4 Canal Bank road, Taramani, Chennai 600 113 India and

2. Mr. Ajit Abraham ("Executive") residing at 3B, Cedar Park -- I, 4th Main Extension, Kotturpuram, Chennai -- 600 085.

The operations of Sify and its affiliates are a complex matter requiring direction and leadership in a variety of areas including strategic planning, financial, regulatory, community relations and others. Executive is currently employed as Sify's Chief Human Resources Officer. Considering the current status of Sify's operation, Sify desires that the Executive should continue in the employment of Sify and has requested the Executive to continue as its Chief Human Resources Officer and the Executive has agreed to do so subject to the terms and conditions contained herein.

Sify and the Executive agree as follows:

1. Sify would continue to employ the Executive as its Chief Human Resources Officer. Executive agrees to continue such employment. The position is based in Chennai, India. This agreement shall be valid for an initial period of Three (3) years from 20.02.2002 till 20.02.2005.

2.    During the term of employment the Executive shall:

      a.  Observe and comply with the policies of Sify

      b. Serve Sify faithfully, diligently and competently to the best of his ability.

      c.  Report to the President & COO

      d. Serve, without further compensation, as Director of one or more of Sify's affiliates as desired by Sify

3. During the term of employment the Executive shall not, without prior written consent of Sify's Board of Directors:

      a.  Accept any other employment with a third party

      b. Serve on the Board of Directors or any similar body of any other business entity

      c. Engage directly or indirectly in any other business activity that competes with the business of Sify and its affiliates. (Affiliates mean and include businesses in which Sify has an equity or debt stake in excess of 5% of the capital of such business).

4. During the term of employment the Executive shall be entitled to following "compensation and benefits" (all subject to deduction of tax as per applicable law):

      a. "Base salary" as set out in Annexure A which includes Salary, allowances, benefits and perquisites or as amended with mutual consent from time to time

      b. "Performance bonus" as set out in Annexure B which is a variable pay linked to performance or as amended with mutual consent from time to time

      c.  Vacation/leave as per Sify's policy for Employees

      d. Reimbursement of business expenses incurred on Sify's behalf as per Sify's policy for business expenses incurred by Employees

5. Executive acknowledges that because of his employment, he is in a confidential relationship with Sify and has access to confidential information and trade secrets of Sify. Confidential information or trade secrets include all information relating to customers, business strategies/plans, business investments, marketing plans/techniques, business operation methods/practices etc. Executive agrees that such confidential information or trade secrets shall not be disclosed by him to any third party except when mandated by law and shall not be used by him for any purpose except in the performance of his work for Sify.


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6.    Executive agrees that all work of a copyrightable or patentable nature done in the course of work for Sify belong to Sify and undertakes to help in every way to get Sify's ownership of such copyrights/patents duly registered.

7. This agreement terminates on the expiry of the term of this agreement unless both parties agree to renew it three months before the expiry of this agreement. This agreement may be terminated before the expiry of the agreement only as under and subject to the consequences provided hereunder:

      a. Termination of the Agreement by the Executive for following "Good reasons":

          i.      Sify breaching its obligations in paying compensation

          ii. Sify changing the location of the office of the Executive from Chennai

          iii. Within six months after Occurrence of a Change of control except if joining Satyam Computer Services Limited

      b. Termination of the Agreement by Executive without assigning any reason.

      c.  Termination by Sify

      d.  Death of the Executive

      The parties agree that "Change of Control" means and includes:

      a. Change in ownership structure of Sify from that prevalent on the date Executive commenced services with Sify or any date thereafter whereby any person or group of persons or entity or group of entities acquire in one or more transactions (i) beneficial ownership in Sify, directly or indirectly, in excess of 25% of the outstanding equity shares and becomes the largest group owning stock/shares in Sify or (ii) ability to command majority voting rights in Sify's Board of Directors.

      b. Sale or divestment (including through mergers, demergers, consolidations, acquisitions) of a substantial part of the assets or business of Sify whereby the majority owners of Sify prior to such sale/divestment don't receive majority ownership in the acquiring entity.

8. In the event of death of the Executive, termination is effective on the date of death. In all other instances of termination before expiry of the agreement, both parties agree to give a written notice to the other of intent to terminate the Agreement and the termination is effective three
      (3) months after the notice is received.

9. Executive is entitled to full compensation and benefits (excluding the performance bonus) up to the date of termination of the Agreement. Executive is entitled to pro rated performance bonus up to the date of termination of the Agreement in the event termination notice is served by Executive for "Good reasons" or served by Sify within one year after Change of Control.

10. Executive is entitled following additional terminal compensation of Base salary (as referred to in Clause 4a) in the event of termination by Sify for any reason or by Executive for Good Reasons:

      a. If notice of termination is served within 1 year from the date of this agreement or 1 year after a change of Control, 6 months Base salary

      b.  In all other circumstances, 3 months Base salary


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11.   Executive has been provided by Sify a loan of Rs.40 lakhs which is repayable by the Executive with interest on 31st December, 2002. In consideration of the Executive agreeing to continue in the employment of Sify as aforesaid, Sify agrees to pay the Executive an Additional Compensation sufficient to repay the loan (income tax to Executive's account) and an Additional Compensation sufficient to pay the interest (income tax to Sify's account), at the earliest of the following circumstances:

      a.  On the loan falling due for repayment

      b.  On the occurrence of a Change of Control

      c.  On the death of the Executive
          (such Additional Compensation referred above shall be reduced by the value as on the date of such Additional Compensation of specified market liquid stock options granted before 31.12.2000, vested until that date).

12.   This Agreement is subject to the laws of India.

13. It is the intent of both the parties to render this agreement enforceable to the fullest extent permitted by law. Any clause that turns out to be invalid should not render the entire agreement invalid.

For Satyam Infoway Limited



Mr. R. Ramaraj                                 Mr. Ajit Abraham
Managing Director & CEO                        Chief Human Resources Officer


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                         EXECUTIVE EMPLOYMENT AGREEMENT

                             ANNEXURE A BASE SALARY

Salary:
Basic salary                        Rs. per annum            10,40,400.00
Special allowance                                             7,37,232.00
House Rent allowance                                          5,20,200.00

Perquisites/benefits:
Provision of Company car                                               Yes
Conveyance expenses                                              72,000.00
Driver's salary                                                  42,000.00
Vehicle maintenance expenses                                     24,000.00
Medical expenses                                                 15,000.00
Leave travel expenses                                            86,700.00
Provident fund contribution                                    1,24,848.00
Gratuity                                                         41,616.00

Total Base Salary                   Rs. per annum             27,04,000.00


                          ANNEXURE B PERFORMANCE BONUS

Bonus payable on accomplishment of
KRA/KPI                             Rs. per annum             13,00,000.00